Exhibit 10.2
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AMENDED AND RESTATED
RESEARCH AND DEVELOPMENT AGREEMENT
among
LEXICON PHARMACEUTICALS, INC.
SYMPHONY ICON HOLDINGS LLC
and
SYMPHONY ICON, INC.

Dated as of June 15, 2007

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Annex A — Certain Definitions
Annex B — Development Committee Charter
Annex C — Initial Development Plan and Initial Development Budget
Annex D — [Intentionally Omitted.]
Annex E — Payment Terms
Schedule 6.2 — Subcontracting Agreements
Schedule 6.4 — Lexicon Key Personnel
Schedule 12.1(f) — Material Disclosed Contracts

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AMENDED AND RESTATED
RESEARCH AND DEVELOPMENT AGREEMENT
     This AMENDED AND RESTATED RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of June 15, 2007 (the “Closing Date”) by and among LEXICON PHARMACEUTICALS, INC., a Delaware corporation (“Lexicon”), SYMPHONY ICON, INC., a Delaware corporation (“Symphony Icon”) (each of Lexicon and Symphony Icon being a “Party,” and collectively, the “Parties”), and SYMPHONY ICON HOLDINGS LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in Annex A attached hereto.
PRELIMINARY STATEMENT
     Lexicon and Holdings have entered into that certain Research and Development Agreement, dated as of June 15, 2007 (the “Research and Development Agreement”). Pursuant to this Agreement, Holdings desires to assign all of its rights and delegate its obligations under the Research and Development Agreement to Symphony Icon, and Lexicon and Symphony Icon desire to amend and restate the terms and conditions of the Research and Development Agreement.
     In the Novated and Restated Technology License Agreement, Lexicon grants Symphony Icon an exclusive license to develop and commercialize the Products. Symphony Icon wishes for Lexicon to continue to develop such Products. Symphony Icon and Lexicon desire to establish, and agree on the responsibilities of, a Development Committee to oversee such development. Lexicon and Symphony Icon further desire to comply with and perform certain agreements and obligations related thereto.
     The Parties hereto agree as follows:
     1. Assignment. The Parties agree that from and after the Closing Date, all of the rights and obligations of Holdings under the Research and Development Agreement will be assigned and transferred to, and assumed by, Symphony Icon.
     2. Overview of Development.
                         (a) The Parties shall develop the Programs in a collaborative and efficient manner as set forth in this Article 2. Representatives of the Parties shall engage in joint decision-making for the Programs as set forth in Articles 3 and 4 hereof. Symphony Icon shall have overall responsibility for all matters set forth in the Development Plan (pursuant to Article 7 hereof), and shall engage Lexicon (pursuant to Article 6 hereof), RRD (pursuant to the RRD Services Agreement), and such independent contractors and agents as Lexicon may retain on Symphony Icon’s behalf or as it may retain with RRD’s assistance (which contractors include entities retained by Lexicon prior to the Closing Date pursuant to the Subcontracting Agreements set forth on

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Schedule 6.2), to act on behalf of Symphony Icon and carry out the duties set forth therein and herein.
                         (b) With respect to the LG617 Program and the LG103 Program, Lexicon shall be responsible for the execution of all pre-clinical and clinical development, all scientific and technical services associated with such development, and all patent work, including all related matters set forth in the Development Plan for such Programs.
                         (c) Nothing in Section 2(b) shall in any way limit the authority of the Development Committee (as defined below) or the Symphony Icon Board hereunder, and the engagements and delegations set forth therein shall be subject to the terms and conditions of this Agreement and the RRD Services Agreement, and the satisfactory performance by RRD and Lexicon of their obligations pursuant hereto and thereto. The allocations of responsibility described in this Article 2 shall remain subject to further modification in accordance with the terms and conditions of this Agreement and the RRD Services Agreement.
                         (d) Lexicon hereby acknowledges and agrees to Symphony Icon’s engagement of RRD to act on its behalf and to carry out the duties assigned to RRD herein and in the RRD Services Agreement, including, but not limited to (i) providing personnel and support to the Development Committee and the Symphony Icon Board, (ii) the management and administration of Symphony Icon, (iii) monitoring Lexicon’s implementation of the Programs, and (iv) subject to Section 6.1(a) and without limiting Lexicon’s role thereunder, such other development-related work as Symphony Icon may reasonably delegate to RRD in accordance with the Development Plan.
                         (e) The Parties acknowledge that, subject to the rights of Symphony Icon under the Operative Documents, Lexicon may enter into arrangements with one or more third parties with respect to the development and commercialization of one or more Programs or Products; provided that such arrangements are consistent with Lexicon’s potential reversionary interest in the Programs and/or Products. In the event Lexicon enters into any such arrangement, subject to the rights of Symphony Icon under the Operative Documents, Symphony Icon will use reasonable efforts to accommodate requests by Lexicon with respect to the participation of such third party in development activities hereunder relating to such Program or Product, including without limitation, participation or observation rights for Development Committee meetings and activities; provided such participation shall be limited to the applicable Programs or Products.
     3. Development Committee. The Parties shall establish and maintain a committee (the “Development Committee”) to oversee the development of the Programs (including the continued development and refinement of the Development Plan and the Development Budget). The Development Committee shall be established, operated and governed in accordance with the policies and procedures set forth in Annex B hereto (the “Development Committee Charter”). The Development Committee Charter may be amended only with the unanimous approval of the Development

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Committee Members and the consent of the Symphony Icon Board, Holdings and Lexicon. In no event shall the Development Committee have the power to amend the terms of any Operative Document.
     4. Development Plan and Development Budget.
          4.1 Generally. The Parties have agreed, as of the Closing Date, to an Initial Development Plan and an Initial Development Budget, which are attached hereto and incorporated herein as Annex C, and which shall be further developed and refined from time to time in accordance herewith. The Initial Development Plan consists (and the Development Plan shall consist) of detailed provisions governing all research, pre-clinical, clinical, development, manufacturing, scientific, technical, regulatory and patent work to be performed under the Operative Documents. Following the Closing Date, the Development Committee shall, on an ongoing basis, further develop the Development Plan to include, without limitation, (i) an outline of the plan for the clinical development of each Program; and (ii) outlines of non-clinical activities, key regulatory and quality activities, and CMC activities for each Program. The Initial Development Budget consists (and the Development Budget shall consist) of two (2) components: (x) a development budget for each Program covered by the Development Plan (the “Program Specific Budget Component”), and (y) a budget for the cross program management and administrative functions of Symphony Icon, as set forth in Section 1(a) of the RRD Services Agreement (the “Cross Program Budget Component”). The development budgets for each Program in the Program Specific Budget Component covered by the Development Plan shall be further divided into budget spreadsheets summarizing (1) anticipated costs of engaging third party service providers and the scope of work to be performed by such third parties; and (2) the number of FTEs to be dedicated to the Programs (by function and work responsibilities, on a Program-by-Program basis). All presently anticipated or actual expenditures of Symphony Icon, [**] , are included in the Initial Development Budget attached hereto, and will continue to be included in any amendments thereof. The Development Committee shall, at the request of the Symphony Icon Board, submit the Development Plan and the Development Budget (as each shall have been developed and refined up to such point) to the Symphony Icon Board for its review at the first meeting of the Symphony Icon Board. Following the Symphony Icon Board’s review, the Development Committee shall work diligently to incorporate any comments generated by the Symphony Icon Board’s review and update the Development Plan and the Development Budget as soon as practicable, and submit the updated Development Plan and the updated Development Budget to the Symphony Icon Board for further review.
          4.2 Amendments.
                         (a) All amendments of, and all material deviations from, the Development Plan and Development Budget (including amendments or deviations made at the request of Lexicon or RRD, in accordance with Section 8.3 hereof or Section 2(b) of the RRD Services Agreement, respectively) shall be made in

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accordance with the procedures described in this Article 4 and in the Development Committee Charter, including obtaining the approval of the Symphony Icon Board, as may be required by the Development Committee Charter.
                         (b) The Development Committee shall review the Development Plan and Development Budget [**] to determine whether any changes are required, and shall comply with all procedures required to amend the Development Plan or Development Budget to implement such changes. Furthermore, following the Closing Date, the Development Committee shall, on an ongoing basis, continue to develop the Development Plan, including, without limitation, as set forth in Section 4.1 and in response to requests, proposals or reports from Lexicon and RRD to the Development Committee.
                         (c) A Program, or a Product within a Program, may only be discontinued in the event that either (i) the Parties mutually agree to discontinue such Program or Product based on (A) a Medical Discontinuation Event, or (B) scientific evidence (regardless of whether such evidence is generated by a Party or a third party) that [**] (a “Scientific Discontinuation Event”) that arises in the course of developing such Program or Product; or (ii) upon recommendation of the Development Committee, the Symphony Icon Board resolves to discontinue such Program or Product by (A) [**], or (B) [**] ; provided, that notwithstanding the foregoing, the Symphony Icon Board may at any time, by the applicable vote described in this clause (ii), discontinue a Program or Product upon a Medical Discontinuation Event without a prior recommendation of the Development Committee. The Development Committee shall promptly thereafter amend the Development Plan to reflect such discontinuation and amend the Development Budget to reallocate to any or all of the remaining Programs some or all of the funds previously allocated to the discontinued Program or Product (with any funds not then allocated to be held for reallocation by the Development Committee).
                         (d) The Development Plan shall never be amended in any manner that would require Lexicon or Symphony Icon (or any Person acting on behalf of Lexicon or Symphony Icon (including RRD and its RRD Personnel)) to perform any assignments or tasks in a manner that would violate any applicable law or regulation. In the event of a change in any applicable law or regulation, the Development Committee shall consider amending the Development Plan to enable Lexicon or Symphony Icon (or any Person acting on behalf of Lexicon or Symphony Icon (including RRD and its RRD Personnel)), as the case may be, to comply fully with such law or regulation. If such amendment is not approved, the affected Party shall be excused from performing any activity specified herein or in the Development Plan that would violate or result in a violation of any applicable law or regulation.
          4.3 Lexicon Funded Research. Lexicon and Symphony Icon hereby agree that, until the end of the Term, Lexicon, upon request to the Development Committee, using commercially reasonable methods, may expend its own funds to extend, increase, or otherwise modify, outside the scope of the Development Plan, the trials and development activities run by Lexicon, subject to the prior approval of the

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Development Committee. The Development Committee shall consider any such request in good faith taking into account the fact that Symphony Icon will receive the benefits, if any, of such additional activities, without any cost to Symphony Icon as well as taking into account the risks, if any, of such activities to the relevant Program. Such additional Lexicon-supplied funds shall not be included in the calculations used to determine the Discontinuation Price (pursuant to Section 11(a) hereof) or the Purchase Price (pursuant to Section 2(b) of the Purchase Option Agreement). Lexicon agrees that the results of such research and development shall immediately become part of the Licensed Intellectual Property and shall thereafter be subject to the terms of the Operative Documents. Lexicon’s rights pursuant to this Section 4.3 are in addition to, and separate from, its rights pursuant to Section 8.3 hereof.
     5. Regulatory Matters.
          5.1 FDA Sponsor. Notwithstanding any governance provision contained herein or in any Operative Document, the Parties agree that, until the termination or unexercised expiration of the Purchase Option, Lexicon shall be the FDA sponsor, and shall serve the equivalent role with respect to any corresponding recognized regulatory authority outside of the United States, for the Programs, except any Programs which were the subject of a Discontinuation Option that was not exercised by Lexicon (the “FDA Sponsor”). As the FDA Sponsor, Lexicon shall have the responsibility and the authority to act as the sponsor and make those decisions and take all actions necessary to assure compliance with all regulatory requirements. Lexicon agrees to be bound by, and perform all obligations set forth in, 21 C.F.R. § 312 and any and all similar obligations imposed by a recognized foreign regulatory authority related to Lexicon’s role as the FDA Sponsor. Notwithstanding anything to the contrary in Article 4 or the Development Committee Charter, Lexicon, in its capacity as FDA Sponsor, may discontinue or modify any Program without the approval of the Development Committee or the Symphony Icon Board in the event such actions are: (a) attributable to an event that is reportable to the FDA or corresponding recognized regulatory authority outside of the United States; and (b) reasonably necessary to avoid the imposition of criminal or civil liability; provided, however, that to the extent commercially reasonable, Lexicon shall (i) pursuant to Section 5.2, advise and consult with the Development Committee prior to taking such action and (ii) forward a copy of all regulatory correspondence relevant to such discontinuation or modification to the members of the Symphony Icon Board.
          5.2 Correspondence. Each Party hereto acknowledges that Lexicon, in its capacity as FDA Sponsor, shall be the Party responding to any regulatory correspondence or inquiry regarding one or both Programs. Lexicon shall: (a) notify at least one (1) Development Committee Member designated by Holdings within [**] of any FDA or other governmental or regulatory inspection or inquiry concerning any study or project under the Programs, including, but not limited to, inspections of investigational sites or laboratories; and (b) forward to the Development Committee copies of any correspondence from any regulatory or governmental agency relating to such a study or project, including, but not limited to, Form FD-483 notices and FDA refusal to file,

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action or warning letters, even if they do not specifically mention Symphony Icon. Subject to the following sentence, Symphony Icon shall not have any right to initiate any regulatory correspondence with respect to the Programs. In the event that Symphony Icon receives a request or notification from a Governmental Authority with respect to the Programs, Symphony Icon shall: (i) notify Lexicon within [**] of receipt of such request or communication and (ii) to the extent practicable, submit any proposed response to Lexicon for review and approval; provided, that such approval shall not be unreasonably withheld and shall not prevent Symphony Icon from complying with any legal requirements. Furthermore, Lexicon shall be the Party responsible for responding to or handling any FDA or regulatory inspection with respect to one or both Programs; provided, that Lexicon shall notify at least one (1) of the Development Committee Members designated by Holdings (i) within [**] of receiving notice of the commencement of a clinical hold for any Protocol, and (ii) concurrently with its submission to the FDA of any IND safety reports for the Programs.
          5.3 Inspections and Meetings. Each Party agrees that, during an inspection by the FDA or other Regulatory Authority concerning any study or project under the Programs, it will not disclose to such agency any information and materials (including but not limited to (x) financial data and pricing data including, but not limited to, budget and payment schedules, (y) sales data (other than shipment data), and (z) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements)) that are not required to be disclosed to such agency without first obtaining the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent that such Party may be required by law to disclose such information and materials. Lexicon shall be the Party responsible for arranging and participating in any meetings with any Regulatory Authority concerning one or both Programs. To the extent practicable, Lexicon shall consult with the Development Committee prior to any such meetings and provide to the Development Committee for review all relevant correspondence to date. During Lexicon’s consultation with the Development Committee, Lexicon and the Development Committee shall discuss and agree upon issues including but not limited to overall regulatory strategy, proposed agendas, goals and objectives, preparation and attendees. Following any meeting that pertains to a Program, but that was not attended by at least one (1) of the Development Committee Members designated by Holdings, Lexicon shall provide at least one (1) of the Development Committee Members designated by Holdings with an oral summary of that meeting within [**] of such meeting and a written summary of that meeting within [**] of such meeting.
          5.4 Transfer of FDA Sponsorship.
                         (a) On or prior to the thirtieth (30th) day after the unexercised expiration or termination of the Purchase Option, Lexicon shall cease to act as the FDA Sponsor for the Programs for which Lexicon has not exercised a Discontinuation Option, and Lexicon and Symphony Icon shall, at Symphony Icon’s expense, take all actions necessary to effect the transfer of (x) the Regulatory Files

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(subject to Symphony Icon’s rights under Section 2.7 of the Novated and Restated Technology License Agreement) related to such Programs to Symphony Icon or its designee in accordance with Section 2.7 of the Novated and Restated Technology License Agreement, and (y) any and all materials necessary for Symphony Icon to practice or exploit the license granted to it under the Novated and Restated Technology License Agreement, by such date. In conjunction with such transfer, Lexicon shall assign to Symphony Icon or its designee, at Symphony Icon’s expense and as of the date specified in the first sentence of this Section 5.4(a), all of the material Development Subcontracting Agreements to which Lexicon is a party and that are assignable to Symphony Icon or its designee without consent from the other party to the agreement. Lexicon shall use commercially reasonable efforts to cause the assignment of any non-assignable material Development Subcontracting Agreement or portion thereof relating to the Programs. If it is not successful in causing such assignment, Lexicon shall act as Symphony Icon’s agent, at Symphony Icon’s reasonable request and expense, in procuring all goods and services under such agreements until such time as Symphony Icon enters into alternative arrangements to procure such services, provided that Symphony Icon uses commercially reasonable efforts to enter into such alternative arrangements as soon as possible. Lexicon agrees to take such commercially reasonable actions as Symphony Icon may request in furtherance of the foregoing, at the expense of Symphony Icon. Such efforts shall not include any obligation for Lexicon to incur any out-of-pocket costs. Lexicon shall provide copies of all such Development Subcontracting Agreements to Symphony Icon, at Symphony Icon’s expense, in connection with such transfer.
                         (b) Except as provided in the Amended and Restated Technology License Agreement, upon the discontinuation of any of the Programs pursuant to Section 4.2(c), Lexicon shall have no further obligations with respect to such Programs under the Operative Documents. If such Program is transferred or licensed to a third party in accordance with Section 11 (such third party, the “Transferee”), then Lexicon shall cooperate with Symphony Icon and the Transferee to effect the assignment to the Transferee of the sponsorship to the Regulatory Files (subject to Symphony Icon’s rights under Section 2.7 of the Novated and Restated Technology License Agreement) that are related to such Program; provided, however, that Lexicon shall not be obligated to take any action pursuant to this Section 5.4(b) for which it will not receive full reimbursement from Symphony Icon or another party. The assignment of such Regulatory Files to the Transferee does not include an assignment of any Licensed Intellectual Property.
     6. Lexicon’s Obligations.
          6.1 Generally.
                         (a) Lexicon shall have primary responsibility for the implementation of the Programs. Without limiting the foregoing, Lexicon shall specifically be responsible for (i) performing all pre-clinical and clinical development for the LG617 Program and the LG103 Program in accordance with the Development Plan,

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(ii) manufacturing of, or arranging for third parties to manufacture, Clinical Trial Materials for the Programs, and carrying out the quality assurance therefor, in each case in accordance with the Development Plan, and (iii) executing all other matters set forth in the Development Plan that are delegated to Lexicon by Symphony Icon pursuant to the Development Plan (collectively, the “Lexicon Obligations”).
                         (b) Lexicon agrees that it will work diligently and use commercially reasonable efforts to discharge the Lexicon Obligations in a good scientific manner and in accordance with the Development Plan, the Development Budget, and the terms of this Agreement.
          6.2 Subcontracting. All agreements between Lexicon and third parties (including without limitation clinical research organizations and contract manufacturers) for such third parties to perform any Lexicon Obligations (each such third party, a “Lexicon Subcontractor” and each such agreement, a “Subcontracting Agreement”) entered into by Lexicon prior to the Closing Date (except for those master service agreements executed prior to the Closing Date that, only through the subsequent addition of a new work order, change order, project or the like after the Closing Date, become Subcontracting Agreements) and listed on Schedule 6.2 hereto, shall be deemed to be acceptable to the Parties in all respects. Following the Closing Date, Lexicon shall obtain approval of the Development Committee prior to entering into any Subcontracting Agreement, issuing new work orders against existing Subcontracting Agreements, or amending or terminating any Subcontracting Agreement, which approval shall not unreasonably be withheld. Lexicon shall provide the Development Committee with a copy of each draft Subcontracting Agreement. The Development Committee, or its designee(s), shall have [**] to approve or reject the terms of such draft Subcontracting Agreement; provided that during such [**] period Lexicon shall make appropriate representatives available to the Development Committee to discuss such Subcontracting Agreement in good faith and reasonable detail and shall provide any information as may be reasonably requested by the Development Committee or any member thereof. Only approval of the terms of such draft Subcontracting Agreement will entitle Lexicon to reimbursement by Symphony Icon for such Subcontracting Agreement. The terms of such draft Subcontracting Agreement shall be deemed to have been approved if not objected to by any Development Committee Member within the [**] period. The terms of any such Subcontracting Agreements shall be deemed the Confidential Information of Lexicon and be subject to the rights and obligations set forth in the Confidentiality Agreement. Lexicon shall monitor the performance of its Lexicon Subcontractors and shall promptly notify the Development Committee with respect to any Lexicon Subcontractor performance issues that may have a material adverse effect on the Programs. The Development Committee shall have the authority to direct Lexicon to terminate any Subcontracting Agreement pursuant to the terms thereof.
          6.3 Reports and Correspondence. Lexicon shall keep the Development Committee informed of its activities under the Development Plan through regular reports, as set forth in this Section 6.3. At each Scheduled Meeting of the

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          Development Committee, or according to a schedule agreed to by the Development Committee, Lexicon shall, to the extent reasonably required by the Development Committee, provide a summary of Lexicon’s activities and developments with respect to the Programs for the period following the most recent preceding scheduled summary report. Such summary report shall include the following types of information in a format and frequency as determined by the Development Committee: (i) updates regarding (A) [**]; and (B) [**]; (ii) a copy of each standard clinical study progress report for the Programs received by Lexicon during the preceding period from any of the clinical research organizations engaged by Lexicon pursuant to any Subcontracting Agreements and a copy of any final preclinical study reports for such Programs; (iii) a financial report, in a format agreed upon by the Development Committee, itemizing actual spending under the Development Plan as well as any variation from planned spending; (iv) if the portion of the Development Budget related to a particular Program is altered to the extent that available funding for such Program no longer appears to be adequate to complete the Program, an updated budget forecast; (v) copies of all Subcontracting Agreements executed since the previous Development Committee Meeting; and (vi) such other information as the Development Committee may reasonably request. Lexicon shall notify at least one (1) of the Development Committee Members designated by Holdings as soon as possible, but no later than within [**] of the occurrence of any event that has, or could reasonably be expected to have, in Lexicon’s judgment in light of the circumstances existing at the time, a material adverse effect on the Development Plan or the Development Budget and shall keep the Development Committee regularly updated and informed with respect to any such event.
          6.4 Staffing. Lexicon shall use commercially reasonable efforts to provide such sufficient and competent staff and Personnel (including, without limitation, such employees or agents of, or independent contractors retained by, Lexicon) that have the skill and expertise necessary to perform the Lexicon Obligations. Lexicon shall notify Symphony Icon in advance, if practicable, and in any event promptly thereafter, of any change in Key Personnel involved in the Programs.
          6.5 QA Audit. During the Term, Lexicon will permit Symphony Icon’s representatives (such representatives to be identified by Symphony Icon in advance and reasonably acceptable to Lexicon and to enter into a confidentiality agreement with Lexicon) to examine and audit, during regular business hours, the work performed by Lexicon hereunder and the Lexicon facilities at which such work is conducted to determine that Lexicon Obligations are being conducted in accordance with the terms of the Agreement, the Development Plan and the Development Budget (“QA Audits”). Symphony Icon shall give Lexicon reasonable advance notice of such QA Audits specifying the scope of the audit. Symphony Icon shall reimburse Lexicon for its time associated with QA Audits; provided, however, that should a particular QA Audit reveal a material deficiency in Lexicon’s quality assurance procedures, then Lexicon will be responsible for all costs of such QA Audit, including Symphony Icon’s reasonable costs associated with such QA Audit, the work to be re-performed and the costs or expenses associated with curing such material deficiencies. Symphony Icon and Lexicon

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shall meet to discuss the results of the QA Audit and, if required, jointly agree upon any actions that will be required as a result of such QA Audit including defining material deficiencies to be addressed. Lexicon shall make commercially reasonable efforts to reconcile all such deficiencies found by Symphony Icon during such QA Audit.
          6.6 Financial Audit. During the Term, Lexicon will permit Symphony Icon’s representatives (such representatives (i) to be identified by Symphony Icon in advance and reasonably acceptable to Lexicon and (ii) to enter into a confidentiality agreement with Lexicon), to verify Lexicon’s invoices, other receipts, and FTE records that are related to Lexicon’s performance of the work under the Programs (“Financial Audits”), which review shall be conducted during regular business hours and will take place no more than once per year, unless otherwise agreed to by the Parties. Symphony Icon shall give Lexicon reasonable advance notice of such Financial Audits specifying the scope of the audit, which shall not include work that has previously undergone Financial Audits. Symphony Icon shall reimburse Lexicon for its time associated with Financial Audits; provided, however, that should a particular Financial Audit reveal an overstatement of costs and expenses in the reports submitted by Lexicon to Symphony Icon for reimbursement purposes during the period covered by such Financial Audit that exceeds [**] in the aggregate, then Lexicon will be responsible for all costs of such Financial Audit, including Symphony Icon’s reasonable costs associated therewith. Symphony Icon and Lexicon shall meet to discuss the results of the Financial Audit and, if required, jointly agree upon any actions that will be required as a result of such Financial Audit including defining material discrepancies to be addressed. Lexicon shall make commercially reasonable efforts to reconcile all such discrepancies found by Symphony Icon during such Financial Audit. In addition, Lexicon shall, during regular business hours, cooperate with, and promptly respond to, inquiries from the Symphony Icon Auditors, if the Symphony Icon Auditors shall reasonably conclude that they require additional information or clarification regarding any invoices, other receipts or FTE records submitted by Lexicon.
          6.7 Insurance. Lexicon shall carry and maintain throughout the Term (i) clinical trial liability insurance (including errors and omissions coverage and product coverage), at Lexicon’s sole expense, with limits of at least [**], and (ii) property and casualty insurance covering Products and other Lexicon assets used in executing the Development Plan in amounts customarily carried by business entities with a size and risk profile similar to Lexicon, at Lexicon’s sole expense, with limits of at least [**]. Symphony Icon and RRD shall be named as additional insureds on all clinical trial liability insurance. Upon Symphony Icon’s request, Lexicon shall instruct its insurance carrier(s) to promptly furnish to Symphony Icon certificates reflecting such coverage and a representation indicating that such coverage shall not be canceled or otherwise terminated during the Term without [**] prior written notice to Symphony Icon. Notwithstanding anything to the contrary herein, this Section 6.7 shall survive for a period of [**] following termination or expiration of this Agreement.

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     7. Symphony Icon’s Obligations.
          7.1 Generally. Symphony Icon shall have overall responsibility for all matters set forth in the Development Plan, and shall be responsible for (i) executing or delegating its management and administration responsibilities; and (ii) executing or delegating the development activities set forth in the Development Plan. Symphony Icon shall, and shall instruct all Persons whom it engages pursuant to Article 2 hereof to, perform its obligations hereunder and under the Development Plan in good faith and in accordance with the applicable provisions of the Development Plan and the Development Budget, and the terms of this Agreement.
          7.2 Subcontracting. Symphony Icon is subcontracting, and will in the future subcontract, certain of its responsibilities under the Development Plan to Lexicon (pursuant hereto), to RRD (pursuant to the RRD Services Agreement) and to other vendors and service providers (pursuant to subcontracting agreements to be approved by the Development Committee); provided, that Symphony Icon shall remain responsible for the performance of its obligations hereunder notwithstanding any such arrangement. Each subcontracting agreement entered into by Symphony Icon (except for the RRD Services Agreement) shall include a provision permitting assignment at any time of the subcontracting agreement from Symphony Icon to Lexicon without the subcontractor’s consent; provided that Symphony Icon may not assign its obligations under any such subcontracting agreement to Lexicon without Lexicon’s prior written consent.
          7.3 Insurance. Symphony Icon shall maintain insurance with creditworthy insurance companies against such risks and in such amounts as are usually maintained or insured against by other companies of established repute engaged in the same or a similar business.
          7.4 Staffing. Symphony Icon shall use commercially reasonable efforts to provide, or cause to be provided on its behalf (including Personnel retained by RRD), sufficient and competent staff and Personnel that have the skill and expertise necessary to perform Symphony Icon’s obligations under this Agreement, the RRD Services Agreement, the Development Plan and the Development Budget, including, but not limited to, (i) carrying out its management and administrative functions pursuant to the RRD Services Agreement, and (ii) carrying out its clinical development duties in accordance with the RRD Services Agreement, this Agreement, the Development Plan and the Development Budget. Symphony Icon shall notify Lexicon in advance, if practicable, and in any event promptly thereafter, of any change in the key RRD Personnel involved in the Programs.
          7.5 Inspection and Audit. Symphony Icon shall permit each of Lexicon, Holdings, Investors and each Symphony Fund and their duly authorized representatives at all reasonable business hours to inspect and audit (1) Symphony Icon’s books, records and other reasonably requested materials and (2) any and all properties of

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Symphony Icon, and it shall provide to each of Lexicon, Holdings, Investors and each Symphony Fund all books, records and other materials related to any meeting of the Symphony Icon Board or Symphony Icon Shareholders and to permit Holdings, Investors and each Symphony Fund to make copies or extracts therefrom; provided, that each aforementioned party may conduct one such inspection or audit in each calendar year without cost to such party, and that any party conducting additional inspections or audits shall reimburse the Manager for its reasonable costs and expenses in facilitating such additional inspections or audits unless such additional inspections or audits were performed to determine whether previously identified material deficiencies have been addressed. Symphony Icon and the party conducting such inspection or audit, or such party’s representative, shall meet to discuss the results of such inspection or audit and, if required, jointly agree upon any actions that will be required as a result of such inspection or audit including defining material discrepancies to be addressed. Symphony Icon shall make commercially reasonable efforts to reconcile all such discrepancies found by Lexicon, Holdings, Investors or any Symphony Fund during such inspection or audit.
     8. Funding and Payments.
          8.1 Use of Proceeds.
                         (a) Symphony Icon shall use any and all (i) proceeds received by Symphony Icon as a result of the Financing (including proceeds of the Lexicon Payment Amount), (ii) indemnity payments received by Symphony Icon, and (iii) payments received by Symphony Icon pursuant to first and third party covered insurance claims, for the development of the Programs and general corporate purposes of Symphony Icon, including the payment of all fees and expenses in accordance with the Development Plan and the Development Budget, as may be modified from time to time pursuant to Section 4.2, and the payment of any indemnification obligations of Symphony Icon under the Operative Documents and agreements with third party contractors. Notwithstanding the foregoing, Symphony Icon agrees that any agreement under which Symphony Icon indemnifies any Person shall contain appropriate provisions to cause such Person who receives payments from Symphony Icon as a result of Symphony Icon’s indemnification obligations under the Operative Documents, and who is subsequently reimbursed from insurance proceeds with respect to such losses, costs, interest, awards, judgments, fees, liabilities, damages and expenses for which such Person received the indemnity payments from Symphony Icon, to then reimburse Symphony Icon the amounts paid to such Person by Symphony Icon to the extent of the insurance proceeds. Symphony Icon further agrees to use all commercially reasonable means to enforce such provisions.
                         (b) Symphony Icon shall use any and all payments received by Symphony Icon from Lexicon following the exercise of a Discontinuation Option or from a third party for the transfer or license of rights to a Program following the unexercised expiration of a Discontinuation Option, in the manner as determined by the Development Committee in its sole discretion. If the Development Committee

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determines such payments from Lexicon or a third party are not necessary for the development of the Programs, general corporate purposes of Symphony Icon, or payment of any indemnification obligations of Symphony Icon, the Development Committee shall so notify the Symphony Icon Board the amount thereof and that such amount is released to Symphony Icon for application as determined by the Symphony Icon Board. The Symphony Icon Board may, in its sole discretion, declare a dividend or otherwise distribute such amount to Holdings, and the Purchase Price shall be reduced by the aggregate amount of such dividends or other distributions.
          8.2 Reimbursement. Symphony Icon shall compensate Lexicon for its Development Plan-associated activities and services, including, without limitation, its research, clinical and manufacturing services and any other activities delegated to and by Lexicon in accordance with this Agreement. Such compensation shall be made in accordance with the provisions of this Article 8 and the payment terms attached hereto as Annex E (the “Payment Terms”), the terms of which are hereby adopted and incorporated herein; provided that Lexicon shall be directly responsible for compensation and reimbursement of Lexicon Subcontractors, it being understood that the cost shall be passed through to Symphony Icon. With respect to costs for travel, unless the Development Committee provides Lexicon with prior approval, all Lexicon personnel shall adhere to Lexicon’s travel policy.
          8.3 Budget Allocation and Deviations. Lexicon shall have the discretion to incur out-of-pocket fees, expenses and costs and allocate its resources in a manner consistent with the Development Plan and the Development Budget. If Lexicon reasonably anticipates that the actual cost for any particular Activity will exceed that portion of the Development Budget allocated for such Activity by the greater of (a) [**] or more or (b) [**] or more (or such greater amount as the Symphony Icon Board may subsequently determine), then Lexicon may request that the Development Committee amend the Development Budget, either at its next Scheduled Meeting or at an Ad Hoc Meeting, to reflect such cost increase. Lexicon shall be fully reimbursed, pursuant to Section 8.2, for all out-of-pocket amounts incurred with respect to an Activity performed pursuant to the Development Plan, as such Development Plan may be modified upon approval of the Development Committee, provided that, without the approval of the Development Committee, Lexicon shall not be reimbursed for expenditures that exceed the amounts set forth in the Development Budget by the criteria set forth in the second sentence of this Section 8.3. If the Development Committee denies a request made by Lexicon pursuant to this Section 8.3 to amend the Development Budget, then Lexicon shall no longer be obligated to perform such incremental activity that is expected to give rise to such additional expenditures.
          8.4 Employee Benefits. Symphony Icon shall not be responsible for providing or paying any benefits (including, but not limited to, unemployment, disability, insurance, or medical, and any pension or profit sharing plans) to Lexicon or to any employees of Lexicon or any persons retained or used by Lexicon to perform activities pursuant to the Development Plan, including independent contractors,

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Subcontractors and agents (collectively, “Lexicon Personnel”). As to Lexicon or any Lexicon Personnel, Symphony Icon shall not be responsible for: (a) any federal, state or local income tax withholding; (b) Federal Insurance Contributions Act contributions; (c) contributions to state disability funds or liability funds or similar withholdings; (d) payment of any overtime wages; (e) workers’ compensation; or (f) compliance with any laws, rules or regulations governing employees. Lexicon agrees that, as between Symphony Icon and Lexicon, Lexicon is and will continue to be responsible for: (i) all matters relating to the payment of compensation and provision of benefits to Lexicon Personnel; and (ii) compliance with all applicable laws, rules and regulations governing Lexicon’s employees. Lexicon acknowledges that Lexicon is not entitled to reimbursement with respect to any amounts related to the services of Lexicon Personnel in excess of the fully burdened FTE rates in accordance with Annex E attached hereto and Symphony Icon acknowledges that the FTE rates used as the basis for reimbursing Lexicon for the services of Lexicon Personnel include Lexicon’s costs associated with providing such benefits and fulfilling such responsibilities. Such FTE rates also cover all direct and indirect, cash and non-cash compensation paid to or on behalf of said employee or other individual performing duties customarily performed by an employee; all payroll related taxes and costs; all fringe benefits and perquisites; all overhead and support provided by Lexicon for said employee, including but not limited to facility, office, laboratory and equipment costs, training and education, and general corporate management, supervision, executive and administrative functions and activities; and quality assurance and other functions and activities benefiting Lexicon or multiple departments, projects or employees within Lexicon.
     9. Covenants.
          9.1 Mutual Covenants. Each of Lexicon and Symphony Icon covenants and agrees that, with respect to the Programs and any other rights and obligations set forth in the Operative Documents, it shall:
                         (a) perform all of its obligations pursuant to this Agreement in material compliance with: (i) all applicable federal and state laws, statutes, rules, regulations and orders (including all applicable approval and qualification requirements thereunder), including, without limitation, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto; (ii) all applicable good clinical practices and guidelines; (iii) all applicable standard operating procedures; (iv) all applicable Protocols; and (v) the provisions of this Agreement;
                         (b) keep complete, proper and separate books of record and account, including a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of its business, all in accordance with GAAP;
                         (c) not employ (or, to the best of its Knowledge, shall not use any contractor or consultant who is or that employs) any individual or entity

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debarred by the FDA (or subject to a similar sanction of any other Regulatory Authority), or, to the best of its Knowledge, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other Regulatory Authority), in the conduct of the Programs;
                         (d) promptly deliver to the other, upon receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, which would reasonably be expected to affect such Party’s ability to perform its obligations under this Agreement;
                         (e) upon its acquiring Knowledge of (i) any breach by it of any representation, warranty, covenant or any other term or condition of this Agreement or (ii) any other event or development, in each case that is, or is reasonably expected to be, materially adverse to the other Party with respect to any Program, such Party shall promptly notify the other Party in writing within [**] of acquiring such Knowledge; provided, that the failure to provide such notice shall not impair or otherwise be deemed a waiver of any rights any Party may have arising from such breach, event or development and that notice under this Section 9.1(e) shall not be deemed an admission by the Party providing such notice of any breach of any of the Operative Documents; and
                         (f) with reasonable promptness, deliver to the other Party such data and information relating to the ability of such Party to perform its obligations hereunder as from time to time may be reasonably requested by the other Party (subject to the maintenance of the confidentiality of any such information by the receiving Party). For the avoidance of doubt, this Section 9.1(f) includes Lexicon’s obligations to provide financial and other necessary information in respect of such Programs to Symphony Icon and RRD to enable Symphony Icon to fulfill its obligations to Lexicon under Section 5(d) of the Purchase Option Agreement, and to enable RRD to fulfill its obligations to Symphony Icon and Lexicon under Sections 5(a) and 5(b) of the RRD Services Agreement.
     10. Confidentiality. It is understood that during the course of this Agreement each of the Parties shall be bound by the terms of the Confidentiality Agreement.
     11. Discontinuation Option.
                         (a) A Program may only be discontinued in accordance with Section 4.2(c). In the event of such a Program discontinuation during the Term, (i) Symphony Icon shall so notify Lexicon promptly and in writing of such discontinuation, and (ii) Lexicon shall have the right and option (a “Discontinuation Option”), exercisable for [**] after receipt of such written notice from Symphony Icon of such discontinuation, to buy back the Licensed Intellectual Property related to such discontinued Program for a price (payable by wire transfer to Symphony Icon) that is [**] (such sum, the “Discontinuation Price”), to be reasonably determined between the Parties, or, if the Parties are unable to come to a resolution within [**] after receipt of

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such written notice from Symphony Icon of such discontinuation, to be determined in accordance with Section 11(b) hereof. If the Discontinuation Price is determined in accordance with Section 11(b), then the [**] period for Lexicon’s exercise of a Discontinuation Option shall be extended by the time needed for such determination so that Lexicon has at least [**] after such determination to decide whether it wishes to exercise a Discontinuation Option. Following the unexercised expiration of a Discontinuation Option, Symphony Icon may transfer or license its rights to such Program to a third party at any time prior to the expiration of the Term. Under no circumstances may Symphony Icon or Lexicon (unless Lexicon has exercised its Discontinuation Option for such Program) reinitiate work on a discontinued Program prior to the expiration or termination of the Purchase Option. Any Discontinuation Price paid to Symphony Icon by Lexicon and subsequently dividended or otherwise distributed to Holdings shall reduce the Purchase Price in the amount of such dividends or other distributions.
                         (b) If Lexicon and Symphony Icon cannot agree on the Discontinuation Price within [**] after receipt of such written notice from Symphony Icon of such discontinuation, then at Lexicon’s request, the Chief Executive Officer of Lexicon and Chairman of the Symphony Icon Board shall make good faith efforts to resolve the disagreement(s) regarding the calculation of the Discontinuation Price. If the Chief Executive Officer of Lexicon and Chairman of the Symphony Icon Board do not agree on the Discontinuation Price within [**] after Lexicon’s request, then the Parties shall jointly select a nationally recognized expert to resolve any remaining disagreements regarding calculation of the Discontinuation Price. The Parties shall use their respective commercially reasonable efforts to cause such expert to make its determination of the Discontinuation Price within [**] of accepting its selection. The expert’s determination of the Discontinuation Price shall, absent manifest error, be (i) binding and conclusive and (ii) the Discontinuation Price at which a Discontinuation Option shall be exercised by Lexicon. All costs and expenses of the expert shall be shared equally between Lexicon and Symphony Icon. Notwithstanding the foregoing, in any case, each Party shall be responsible for the payment of its respective costs and expenses, including any attorneys’ fees.
     12. Representations and Warranties.
          12.1 Lexicon Representations and Warranties. Lexicon hereby represents and warrants to Symphony Icon and Holdings that, as of the Closing Date:
                         (a) Organization. Lexicon is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
                         (b) Authority and Validity. Lexicon has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Novated and Restated Technology License Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Lexicon of this Agreement and the Novated and Restated Technology

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License Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of Lexicon, and no other proceedings on the part of Lexicon are necessary to authorize this Agreement or the Novated and Restated Technology License Agreement or for Lexicon to perform its obligations under this Agreement or the Novated and Restated Technology License Agreement. This Agreement and the Novated and Restated Technology License Agreement constitute the lawful, valid and legally binding obligations of Lexicon, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
                         (c) No Violation or Conflict. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement and the transactions contemplated thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of Lexicon, (ii) conflict with or violate any law or Governmental Order applicable to Lexicon or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Lexicon, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Lexicon is a party except, in the case of clauses (ii) and (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon or a material adverse effect on the Programs.
                         (d) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement by Lexicon do not, and the consummation of the transactions contemplated thereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon or a material adverse effect on the Programs.
                         (e) Litigation. Except as disclosed on the most recently filed Form 10-K filing of Lexicon, there are no actions by or against Lexicon pending before any Governmental Authority or, to the Knowledge of Lexicon, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon. There are no pending or, to the Knowledge of Lexicon, threatened actions, to which Lexicon is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent

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the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. Lexicon is not subject to any Governmental Order (nor, to the Knowledge of Lexicon, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lexicon or a material adverse effect on the Programs.
                         (f) No Contracts. Except as disclosed on Schedule 12.1(f) hereto, there are no material contracts between Lexicon and any third party (other than licenses of intellectual property that are in turn licensed to Symphony Icon under the Novated and Restated Technology License Agreement), including contractors, manufacturers or suppliers, used with or otherwise necessary for the Programs, and all such contracts are assignable to Symphony Icon. Except as disclosed on Schedule 12.1(f) hereto, each such contract is assignable to Symphony Icon without the prior consent of the applicable third party, or the absence of such contract (due to the inability or impracticability of assigning such contract to Symphony Icon following a termination of this Agreement without the exercise of the Purchase Option) would not have a material adverse effect on any of the Programs or on Symphony Icon’s rights under the Novated and Restated Technology License Agreement.
          12.2 Symphony Icon Representations and Warranties. Symphony Icon hereby represents and warrants to Lexicon that, as of the Closing Date:
                         (a) Organization. Symphony Icon is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
                         (b) Authority and Validity. Symphony Icon has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Novated and Restated Technology License Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Symphony Icon of this Agreement and the Novated and Restated Technology License Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action required on the part of Symphony Icon, and no other proceedings on the part of Symphony Icon are necessary to authorize this Agreement or the Novated and Restated Technology License Agreement or for Symphony Icon to perform its obligations under this Agreement or the Novated and Restated Technology License Agreement. This Agreement and the Novated and Restated Technology License Agreement constitute the lawful, valid and legally binding obligations of Symphony Icon, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

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                         (c) No Violation or Conflict. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement and the transactions contemplated thereby do not and will not (i) violate, conflict with or result in the breach of any provision of the Organizational Documents of Symphony Icon, (ii) conflict with or violate any law or Governmental Order applicable to Symphony Icon or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Symphony Icon, pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Symphony Icon is a party except, in the case of clauses (ii) and (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.
                         (d) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Novated and Restated Technology License Agreement by Symphony Icon do not, and the consummation of the transactions contemplated thereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon.
                         (e) Litigation. There are no actions by or against Symphony Icon pending before any Governmental Authority or, to the Knowledge of Symphony Icon, threatened to be brought, by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon. There are no pending or, to the Knowledge of Symphony Icon, threatened actions to which Symphony Icon is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by any party hereto. Symphony Icon is not subject to any Governmental Order (nor, to the knowledge of Symphony Icon, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony Icon or a material adverse effect on the Programs.
     13. Relationship Between Lexicon and Symphony Icon. Nothing contained in this Agreement or any acts or omissions hereunder shall constitute or be construed so as to create any joint venture or partnership relationship between Lexicon and Symphony Icon, and the Parties acknowledge and agree that Lexicon is acting as an independent contractor in the performance of its obligations under this Agreement.

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     14. Change of Control. Holdings has the Change of Control Put Option described in Section 2A of the Purchase Option Agreement following a Change of Control with respect to Lexicon.
     15. No Restrictions; Indemnification.
          15.1 No Restrictions. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Lexicon or any director, officer, or employee of any of its subsidiaries or its Affiliates to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor limit or restrict the right of Lexicon or any of its affiliates to engage in any other business or to render services of any kind to any other Person.
          15.2 Indemnification.
                         (a) To the greatest extent permitted by applicable law, Lexicon shall indemnify and hold harmless Symphony Icon, Holdings and RRD and each of their respective Affiliates, officers, directors, employees, agents, members, managers, successors and assigns (each, a “Symphony Indemnified Party”), and Symphony Icon shall indemnify and hold harmless Lexicon, and its Affiliates and each of their respective officers, directors, employees, agents (other than Lexicon Subcontractors), members, managers, successors and assigns (each, a “Lexicon Indemnified Party”), from and against any and all claims, losses, costs, interest, awards, judgments, fees (including reasonable fees for attorneys and other professionals), court costs, liabilities, damages and expenses incurred by any Symphony Indemnified Party or Lexicon Indemnified Party (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought) (hereinafter, a “Loss”) to the extent resulting from, arising out of, or relating to any and all third party suits, claims, actions, proceedings or demands based upon:
                              (i) in the case of Lexicon being the Indemnifying Party, (A) any breach of any representation or warranty made by Lexicon herein or in any other Operative Document, (B) any breach of any covenant, agreement or obligation of Lexicon contained herein or in any other Operative Document, except to the extent such covenant, agreement or obligation relates to Lexicon’s performance under the Development Plan, (C) any gross negligence or willful misconduct of Lexicon (and not that of any Lexicon Subcontractors) in connection with Lexicon’s performance of its obligations under this Agreement (including the Development Plan), (D) any action undertaken or performed by or on behalf of Lexicon prior to, and including, the Closing Date that relates to the Programs or the Products, or (E) in the event Lexicon exercises a Discontinuation Option for a Program, any action undertaken and/or performed by or on behalf of Lexicon after the Discontinuation Option Closing Date and relating to the Product that was the subject of such Program (including the development, manufacture, use, handling, storage, sale or other

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disposition of such Product); in each case, except (1) with respect to Losses for which Lexicon is entitled to indemnification under this Article 15 or (2) to the extent such Loss arises from the gross negligence or willful misconduct of a Symphony Indemnified Party; and
                              (ii) in the case of Symphony Icon being the Indemnifying Party, (A) any breach of any representation or warranty made by Symphony Icon herein or in any other Operative Document, (B) any breach of any covenant, agreement or obligation of Symphony Icon contained herein or in any other Operative Document, (C) any and all activities undertaken or performed by or on behalf of the Parties under the Development Plan during the Term, (D) any gross negligence or willful misconduct of Symphony Icon (and not that of its direct subcontractors) in connection with Symphony Icon’s performance of its obligations under this Agreement, or (E) the development, manufacture, use, handling, storage, sale or other disposition of the Products (including in the course of conducting the Programs) during the Term (except with respect to the development, manufacture, use, handling, storage, sale or other disposition, after Lexicon’s exercise of a Discontinuation Option, of Products covered under Section 15.2(a)(i)(E)); in each case, except (1) with respect to Losses for which Symphony Icon is entitled to indemnification under this Article 15, or (2) Losses deemed to have arisen from the breach by Lexicon of any covenant, agreement or obligation under this Agreement that relates to Lexicon’s performance under the Development Plan, as determined by a court, arbitrator or pursuant to a settlement agreement, or (3) to the extent such Loss arises from the gross negligence or willful misconduct of a Lexicon Indemnified Party.
          To the extent that the foregoing undertaking by Lexicon or Symphony Icon may be unenforceable for any reason, such Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under applicable law.
                         (b) Notice of Claims. Any Indemnified Party that proposes to assert a right to be indemnified under this Section 15.2 shall notify Lexicon or Symphony Icon, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this Section 15.2, or the incurrence or realization of any Loss in respect of which a claim is to be made under this Section 15.2, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission so to notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (x) such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section 15.2 or otherwise, except, as to such Indemnifying Party’s liability under this Section 15.2, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission, or

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(y) any other indemnitor from liability that it may have to any Indemnified Party under the Operative Documents.
                         (c) Defense of Proceedings. In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof as provided in Section 15.2(b), and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party. After notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense thereof and the failure by such Indemnified Party to object to such counsel within ten (10) Business Days following its receipt of such notice, such Indemnifying Party shall not be liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof. Such Indemnified Party shall have the right to employ its counsel in any such Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:
                              (i) the employment of counsel by such Indemnified Party at the expense of the applicable Indemnifying Party has been authorized in writing by such Indemnifying Party;
                              (ii) such Indemnified Party shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between the applicable Indemnifying Party and such Indemnified Party in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party (it being agreed that in any case referred to in this clause (ii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);
                              (iii) the applicable Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such Indemnified Proceeding within a reasonable time after notice of the commencement thereof; provided, however, that (A) this clause (iii) shall not be deemed to constitute a waiver of any conflict of interest that may arise with respect to any such counsel, and (B) an Indemnified Party may not invoke this clause (iii) if such Indemnified Party failed to timely object to such counsel pursuant to the first paragraph of this Section 15.2(c) above (it being agreed that

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in any case referred to in this clause (iii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party); or
                              (iv) any counsel employed by the applicable Indemnifying Party shall fail to timely commence or reasonably conduct the defense of such Indemnified Proceeding and such failure has prejudiced (or is in immediate danger of prejudicing) the outcome of such Indemnified Proceeding (it being agreed that in any case referred to in this clause (iv) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);
in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of such Indemnifying Party. Only one counsel shall be retained by all Indemnified Parties with respect to any Indemnified Proceeding, unless counsel for any Indemnified Party reasonably concludes in good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Party and one or more other Indemnified Parties in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes or action available to such Indemnified Party.
                         (d) Settlement. Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no admission of fact adverse to the Indemnified Party or finding or admission of any violation of law or the rights of any Person by the Indemnified Party, and (iv) is not in the nature of a criminal or regulatory action. No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder or under any other Operative Document, (B) which includes an injunction that will adversely affect any Indemnifying Party, (C) which involves an admission of fact adverse to the Indemnifying Party or a finding or admission of any violation of law or the rights of any Person by the Indemnifying Party, or (D) which is in the nature of a criminal or regulatory action, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.
     16. Limitation of Liabilities.
          16.1 Between the Parties. TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES,

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INDEPENDENT CONTRACTORS OR AGENTS (INCLUDING RRD AND ITS MEMBERS, MANAGERS, EMPLOYEES, INDEPENDENT CONTRACTORS AND AGENTS) SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CLAIMS IN CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE. THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 15.2 AND SHALL NOT APPLY TO BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS PURSUANT TO ARTICLE 10.
          16.2 Pursuant to the RRD Services Agreement. Each Party hereby acknowledges and agrees that, pursuant to Sections 9(f) and (g) of the RRD Services Agreement, RRD has expressly disclaimed all liability for (a) any claim arising out of, or allegedly arising out of the activities carried out by (or within the authority of) Lexicon (and such Lexicon Subcontractors and vendors it may retain) hereunder, or for any liability arising under the Novated and Restated Technology License Agreement with respect to any license or sublicense thereunder in relation to the activities carried out by (or within the authority of) Lexicon (and such Lexicon Subcontractors and vendors it may retain) hereunder, and (b) supervising, compensating or discharging, or any other liability to or with respect to, any vendor retained by Lexicon (or, in the case of a vendor engaged by both RRD and Lexicon, to and for such vendor to the extent that such vendor performs services for Lexicon), except that RRD shall make payments from Symphony Icon’s funds to reimburse Lexicon, in accordance with Article 8 and Annex E of this Agreement, for costs and expenses incurred by Lexicon in connection with the engagement of such vendors by Lexicon for the performance of services contemplated under the Development Plan. Each Party acknowledges that RRD has certain rights in respect of such disclaimers pursuant to the RRD Services Agreement.
     17. Term and Termination.
          17.1 Term. This Agreement shall be effective as of the Closing Date and shall expire on the last day of the Term, unless the Agreement is earlier terminated as specified in this Article 17.
          17.2 Termination for Lexicon’s Breach.
                         (a) Symphony Icon may terminate this Agreement at any time upon written notice to Lexicon if Lexicon is in material default or breach of this Agreement that has resulted in, or would reasonably be expected to result in, a material adverse effect on the Programs or Symphony Icon’s or Holdings’ rights under the Operative Agreements, and such material default or breach continues unremedied for a

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period of [**] after written notice thereof is delivered to Lexicon. Such cure period may be extended if (i) Lexicon reasonably believes such breach can be cured within [**] of Lexicon’s receipt of Symphony Icon’s written notice of such breach (and notifies Symphony Icon in writing of such belief and the basis for such belief), and (ii) Symphony Icon, acting reasonably, agrees. If Lexicon fails to remedy the default or breach within the applicable cure period, Symphony Icon may by final notice of termination to Lexicon terminate this Agreement.
                         (b) In the event that Symphony Icon terminates this Agreement pursuant to Section 17.2(a) above, Lexicon may exercise its Purchase Option (which shall include the costs associated with Lexicon’s material default or breach), pursuant to Section 1(c)(v) of the Purchase Option Agreement, within [**] of receiving such notice of termination from Symphony Icon; provided, that if such termination occurs after a Change of Control with respect to Lexicon due to the Surviving Entity’s material default or breach of this Agreement, and if the Surviving Entity does not exercise such Purchase Option, then Holdings may exercise its Put Option pursuant to Section 2A of the Purchase Option Agreement.
          17.3 Termination for Symphony Icon’s or Holdings’ Breach. Lexicon may terminate this Agreement at any time upon written notice to Symphony Icon and Holdings if Symphony Icon or Holdings is in material default or breach of this Agreement that has resulted in, or would reasonably be expected to result in, a material adverse effect on the Programs or Lexicon’s rights under the Operative Agreements, and such material default or breach continues unremedied for a period of [**] after written notice thereof is delivered to Symphony Icon and Holdings. Such cure period may be extended if (i) Symphony Icon or Holdings reasonably believes such breach can be cured within [**] of Symphony Icon’s and Holdings’ receipt of Lexicon’s written notice of such breach (and notifies Lexicon in writing of such belief and the basis for such belief), and (ii) Lexicon, acting reasonably, agrees. If Symphony Icon or Holdings fails to remedy the default or breach within the applicable cure period, Lexicon may by final notice of termination to Symphony Icon and Holdings terminate this Agreement.
          17.4 Termination of License Agreement. This Agreement shall automatically terminate upon the termination of the Novated and Restated Technology License Agreement.
          17.5 Survival.
                         (a) The agreements and covenants of the Parties set forth in Articles 10, 11, 15, 16 and 18, and Sections 6.7 and 17.5 shall survive the expiration or termination of this Agreement. In addition, Section 8.2 shall, to the extent that the costs and expenses reimbursable thereunder have been incurred or become uncancellable prior to such termination, also survive such expiration.

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                         (b) If Lexicon does not exercise the Purchase Option, in addition to the provisions specified in Section 17.5(a), Section 5.4 shall also survive such unexercised expiration.
     18. Miscellaneous.
          18.1 No Petition. Lexicon covenants and agrees that, prior to the date which is one (1) year and one (1) day after the expiration of the Term, Lexicon will not institute or join in the institution of any bankruptcy, insolvency, reorganization or similar proceeding against Symphony Icon. The provisions of this Section 18.1 shall survive the termination of this Agreement.
          18.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party shall be in writing addressed to the party at its address set forth below and shall be deemed given (i) when delivered to the party personally, (ii) if sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 18.2), when the transmitting party obtains written proof of transmission and receipt; provided, however, that notwithstanding the foregoing, any communication sent by facsimile transmission after 5:00 PM (receiving party’s time) or not on a Business Day shall not be deemed received until the next Business Day, (iii) when delivered by next Business Day delivery by a nationally recognized courier service, or (iv) if sent by registered or certified mail when received, provided postage and registration or certification fees are prepaid and delivery is confirmed by a return receipt:
     Lexicon:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, TX 77381-1160
Attn: Arthur T. Sands, M.D., Ph.D.
Facsimile: (281) 863-8095
     with copies to:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, TX 77381-1160
Attn: Jeffrey L. Wade
Facsimile: (281) 863-8010
     and
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, TX 77381-1160

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Attn: Julia P. Gregory
Facsimile: (281) 863-8095
     Symphony Icon:
Symphony Icon, Inc.
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Charles W. Finn, Ph.D.
Facsimile: (301) 762-6154
     Holdings:
Symphony Icon Holdings LLC
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Robert L. Smith, Jr.
Facsimile: (301) 762-6154
     with copies to:
Symphony Capital Partners, L.P.
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
     and
Symphony Strategic Partners, LLC
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
or to such other address as such party may from time to time specify by notice given in the manner provided herein to each other party entitled to receive notice hereunder.
          18.3 Governing Law; Consent to Jurisdiction and Service of Process.
                         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; except to the extent that this Agreement pertains to the internal governance of Symphony Icon or Holdings, and to such extent this Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

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                         (b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.
                         (c) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the Parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          18.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          18.5 Entire Agreement. This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the matters covered hereby, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes all prior and contemporaneous agreements, correspondence, discussion and understanding with respect to such matters between the Parties, including the Research and Development Agreement, but excluding the Operative Documents.
          18.6 Amendment; Successors; Assignment; Counterparts.
                         (a) The terms of this Agreement shall not be altered, modified, amended, waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties and Holdings.
                         (b) Nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties (and, to the extent of Section 18.8, RRD), any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants,

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conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties (and, to the extent of Section 18.8, RRD) and their successors and permitted assigns.
                         (c) This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party; provided that, in the event Lexicon undergoes a Change of Control in compliance with Article 14 hereof, Lexicon may assign this Agreement to its Successor Entity.
                         (d) This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which taken together shall constitute one and the same Agreement.
          18.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          18.8 Third Party Beneficiary. Each of the Parties agrees that RRD shall be a third party beneficiary of Articles 2, 8 and 16, and Sections 4.1, 4.2(a), 4.2(b), 7.1, 7.3, 9.1(f), 15.2 and 18.6(b) of this Agreement.
[SIGNATURES FOLLOW ON NEXT PAGE]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year above written.

SYMPHONY ICON HOLDINGS LLC

By:	Symphony Capital Partners, L.P., its Manager

By:	Symphony Capital GP, L.P., its general partner

By:	Symphony GP, LLC, its general partner

By:

Name: Mark Kessel
Title: Managing Member

SYMPHONY ICON, INC.

By:

Name: Mark Kessel Title: Chairman of the Board

LEXICON PHARMACEUTICALS, INC.

By:

Name: Arthur T. Sands, M.D., Ph.D. Title: President and Chief Executive Officer
Signature Page to Amended and Restated Research and Development Agreement

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ANNEX A
CERTAIN DEFINITIONS
See attached.
Annex A — 1

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CERTAIN DEFINITIONS
          “$” means United States dollars.
          “Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.
          “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.
          “Activity” means:
               (a) in the case of goods or services procured from third party vendors, the resources applied (and the costs incurred therefor) on one clinical study or protocol under a single contract with a vendor, said contract consisting of either a purchase order or a stand alone contract, if for a one-time purchase, or a series of work orders under a master contract or master services agreement, if for multiple purchases of similar goods or services from the same vendor; and
               (b) in the case of internally provided goods or services, the resources applied, allocated or reallocated (and the costs associated therewith) under a single budgetary line item for any LG103 Program or any LG617 Program.
          “Ad Hoc Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.
          “Additional Party” has the meaning set forth in Section 14 of the Confidentiality Agreement.
          “Additional Regulatory Filings” means such Governmental Approvals as required to be made under any law applicable to the purchase of the Symphony Icon Equity Securities under the Purchase Option Agreement.
          “Adjusted Capital Account Deficit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Affected Member” has the meaning set forth in Section 26 of the Investors LLC Agreement.
          “Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a

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Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.
          “Amended and Restated Research and Development Agreement” means the Amended and Restated Research and Development Agreement dated as of the Closing Date, among Lexicon, Holdings and Symphony Icon.
          “Annual Price” has the meaning set forth in Section 2(b) of the Purchase Option Agreement.
          “Asset Value” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Auditors” means an independent certified public accounting firm of recognized national standing.
          “Balance Sheet Deficiency” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “Balance Sheet Deficiency Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “Balance Sheet Deficiency Threshold” shall have the meaning set forth in Section 3(b) of the Research Cost Sharing, Payment and Extension Agreement.
          “Bankruptcy Code” means the United States Bankruptcy Code.
          “Bankruptcy Event” means, with respect to a Person, the occurrence of either of the following:
               (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person of all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy Laws or other similar Laws now or hereafter in effect; or
               (b) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy,

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insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.
          “BMS” means Bristol-Myers Squibb Company, a Delaware corporation.
          “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
          “Capital Contributions” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          “Cash Available for Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Chair” has the meaning set forth in Paragraph 4 of Annex B to the Amended and Restated Research and Development Agreement.
          “Change of Control” means and includes the occurrence of any of the following events, but specifically excludes (i) acquisitions of capital stock directly from Lexicon for cash, whether in a public or private offering, (ii) sales of capital stock by stockholders of Lexicon, and (iii) acquisitions of capital stock by or from any employee benefit plan or related trust:
          (a) the merger, reorganization or consolidation of Lexicon into or with another corporation or legal entity in which Lexicon’s stockholders holding the right to vote with respect to matters generally immediately preceding such merger, reorganization or consolidation, own less than fifty percent (50%) of the voting securities of the surviving entity; or
          (b) the sale of all or substantially all of Lexicon’s assets or business.
          “Change of Control Put Option” has the meaning set forth in Section 2A of the Purchase Option Agreement.
          “Change of Control Put Option Exercise Notice” has the meaning set forth in Section 2A of the Purchase Option Agreement.

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          “Class A Member” means a holder of a Class A Membership Interest.
          “Class A Membership Interest” means a Class A Membership Interest in Holdings.
          “Class B Member” means a holder of a Class B Membership Interest.
          “Class B Membership Interest” means a Class B Membership Interest in Holdings.
          “Class C Member” means a holder of a Class C Membership Interest.
          “Class C Membership Interest” means a Class C Membership Interest in Holdings.
          “Class D Member” means a holder of a Class D Membership Interest.
          “Class D Membership Interest” means a Class D Membership Interest in Holdings.
          “Client Schedules” has the meaning set forth in Section 5(b) of the RRD Services Agreement.
          “Clinical Trial Material” means Product and placebo for administration to animals for pre-clinical testing or to humans for clinical testing, and Product for non-clinical testing.
          “Closing Date” means June 15, 2007.
          “CMC” means the chemistry, manufacturing and controls documentation as required for filings with a Regulatory Authority relating to the manufacturing, production and testing of drug products.
          “CNS Field” means the field of prevention, palliation, control or treatment in humans of (a) depression, schizophrenia, bipolar disease, dementia, anxiety, attention deficit hyperactivity disorder, anorexia nervosa and other affective disorders, (b) Alzheimer’s disease and other cognitive disorders, (c) Parkinson’s disease, amyotrophic lateral sclerosis and other neurodegenerative disorders, (d) pain, (e) epilepsy, (f) insomnia, narcolepsy and other sleep disorders, (g) substance abuse and (h) migraine.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Common Stock” means the common stock, par value $0.01 per share, of Symphony Icon.

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          “Company Expenses” has the meaning set forth in Section 5.09 of the Holdings LLC Agreement.
          “Company Property” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Confidential Information” has the meaning set forth in Section 2 of the Confidentiality Agreement.
          “Confidentiality Agreement” means the Confidentiality Agreement, dated as of the Closing Date, among Symphony Icon, Holdings, Lexicon, SCP, SSP, Investors, Symphony Capital and RRD, as such agreement may be amended or amended and restated from time to time.
          “Conflict Transaction” has the meaning set forth in Article X of the Symphony Icon Charter.
          “Control” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant the other Party access, a license or a sublicense (as applicable) in or to such item or right as provided in the Operative Documents without violating the terms of any agreement or other arrangement with any third party.
          “Cross Program Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.
          “Debt” of any Person means, without duplication:
          (a) all indebtedness of such Person for borrowed money,
          (b) all obligations of such Person for the deferred purchase price of property or services (other than any portion of any trade payable obligation that shall not have remained unpaid for 91 days or more from the later of (A) the original due date of such portion and (B) the customary payment date in the industry and relevant market for such portion),
          (c) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
          (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property),
          (e) all Capitalized Leases to which such Person is a party,

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          (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities,
          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person,
          (h) the net amount of all financial obligations of such Person in respect of Hedge Agreements,
          (i) the net amount of all other financial obligations of such Person under any contract or other agreement to which such Person is a party,
          (j) all Debt of other Persons of the type described in clauses (a) through (i) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and
          (k) all Debt of the type described in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned or held or used under lease or license by such Person, even though such Person has not assumed or become liable for payment of such Debt.
          “Development Budget” means the budget (comprised of the Program Specific Budget Component and the Cross Program Budget Component) for the implementation of the Development Plan (the initial form of which was agreed upon by Lexicon and Symphony Icon as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex C thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.
          “Development Committee” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.
          “Development Committee Charter” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.
          “Development Committee Member” has the meaning set forth in Paragraph 1 of Annex B to the Amended and Restated Research and Development Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Development Plan” means the development plan covering all the Programs (the initial form of which was agreed upon by Lexicon and Symphony Icon as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex C thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.
          “Development Product” means a LG617 Product or a LG103 Product that is administered in a clinical trial performed pursuant to the Development Plan.
          “Development Services” has the meaning set forth in Section 1(b) of the RRD Services Agreement.
          “Development Subcontracting Agreement” means a Subcontracting Agreement that is directly related to one or both of the Programs and is not a Manufacturing Subcontracting Agreement.
          “Director(s)” means the Persons identified as such in the Preliminary Statement of the Indemnification Agreement (including such Persons as may become parties thereto after the date hereof).
          “Disclosing Party” has the meaning set forth in Section 4 of the Confidentiality Agreement.
          “Discontinuation Option” has the meaning set forth in Section 11(a) of the Amended and Restated Research and Development Agreement.
          “Discontinuation Option Closing Date” means the date of expiration of the Discontinuation Option pursuant to Section 11(a) of the Amended and Restated Research and Development Agreement.
          “Discontinuation Price” has the meaning set forth in Section 11(a) of the Amended and Restated Research and Development Agreement.
          “Discontinued Program” has the meaning set forth in Section 2.10 of the Novated and Restated Technology License Agreement.
          “Disinterested Directors” has the meaning set forth in Article IX of the Symphony Icon Charter.
          “Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Early Purchase Option Exercise” has the meaning set forth in Section 1(c)(v) of the Purchase Option Agreement.

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          “Effective Registration Date” has the meaning set forth in Section 1(b) of the Registration Rights Agreement.
          “Encumbrance” means (i) any security interest, pledge, mortgage, lien (statutory or other), charge or option to purchase, lease or otherwise acquire any interest, (ii) any adverse claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement, license or other encumbrance of any kind, preference or priority, or (iii) any other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).
          “Equity Securities” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
          “Excepted Debt” has the meaning set forth in Section 5(c)(iii) of the Purchase Option Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Existing Confidentiality Agreement” has the meaning set forth in Section 2(a) of the Confidentiality Agreement.
          “Extension Funding” has the meaning set forth in Section 2 of the Research Cost Sharing, Payment and Extension Agreement.
          “External Directors” means, at any time, up to two (2) Persons elected to the Symphony Icon Board after the Closing Date (who shall be neither employees of Symphony Capital nor of Lexicon) in accordance with the Symphony Icon Charter, the Symphony Icon By-laws and Section 4(b)(v) of the Purchase Option Agreement.
          “FDA” means the United States Food and Drug Administration or its successor agency in the United States.

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          “FDA Sponsor” has the meaning set forth in Section 5.1 of the Amended and Restated Research and Development Agreement.
          “Final Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “Financial Audits” has the meaning set forth in Section 6.7 of the Amended and Restated Research and Development Agreement.
          “Financing” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.
          “Fiscal Year” has the meaning set forth in each Operative Document in which it appears.
          “Form S-3” means the Registration Statement on Form S-3 as defined under the Securities Act.
          “FTE” means the time and effort of one or more qualified scientists, technicians, project managers, preclinical or clinical research personnel, regulatory personnel, or patent professionals that is equivalent to [**]. The percentage of a FTE billable by Lexicon to the Programs for one individual shall be determined by dividing the number of hours worked directly by said individual on one or more of the Programs, [**], by [**], with the further limitation that one individual cannot account for more than one FTE over any annual period.
          “Funds Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “Funds Termination Notice” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
          “Governmental Approvals” means authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any Governmental Authority.
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

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          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar hedging agreement.
          “Holdings” means Symphony Icon Holdings LLC, a Delaware limited liability company.
          “Holdings Claims” has the meaning set forth in Section 5.01 of the Share Purchase Agreement.
          “Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings dated as of the Closing Date.
          “HSR Filings” means the pre-merger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Icon Relevant Infringement” means an infringement, misappropriation, illegal use or misuse of the Licensed Patent Rights or other Licensed Intellectual Property due to the manufacture, use, sale or importation of a LG103 Product or a LG617 Product.
          “IND” means an Investigational New Drug Application, as described in 21 U.S.C. § 355(i)(1) and 21 C.F.R. § 312 in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.
          “Indemnification Agreement” means the Indemnification Agreement among Symphony Icon and the Directors named therein, dated as of the Closing Date, as such agreement may be amended or amended and restated from time to time.
          “Indemnified Party” has the meaning set forth in each Operative Document in which it appears.
          “Indemnified Proceeding” has the meaning set forth in each Operative Document in which it appears.
          “Indemnifying Party” has the meaning set forth in each Operative Document in which it appears.
          “Initial Development Budget” means the initial development budget prepared by representatives of Symphony Icon and Lexicon prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Annex C thereto.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Initial Development Plan” means the initial development plan prepared by representatives of Symphony Icon and Lexicon prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Annex C thereto.
          “Initial Holdings LLC Agreement” means the Agreement of Limited Liability Company of Holdings, dated April 30, 2007.
          “Initial Investors LLC Agreement” means the Agreement of Limited Liability Company of Investors, dated April 30, 2007.
          “Initial LLC Member” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Interest Certificate” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Investment Company Act” means the Investment Company Act of 1940, as amended.
          “Investment Overview” means the investment overview describing the transactions entered into pursuant to the Operative Documents.
          “Investment Policy” has the meaning set forth in Section 1(a)(vi) of the RRD Services Agreement.
          “Investors” means Symphony Icon Investors LLC.
          “Investors LLC Agreement” means the Amended and Restated Agreement of Limited Liability Company of Investors dated as of the Closing Date.
          “IRS” means the U.S. Internal Revenue Service.
          “Key Personnel” means those Lexicon Personnel listed on Schedule 6.5 to the Amended and Restated Research and Development Agreement, as such schedule may be updated from time to time by mutual agreement of the parties to the Amended and Restated Research and Development Agreement.
          “Know-How” means any and all proprietary technology, including without limitation, manufacturing processes or protocols, know-how, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control pre-clinical and clinical data, and other information and materials, whether or not patentable.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Knowledge” of Lexicon, Symphony Icon or Holdings, as the case may be, means the actual (and not imputed) knowledge of the executive officers or managing member of such Person without the duty of inquiry or investigation.
          “Law” means any law, statute, treaty, constitution, regulation, rule, ordinance, order or Governmental Approval, or other governmental restriction, requirement or determination, of or by any Governmental Authority.
          “Lexicon” means Lexicon Pharmaceuticals, Inc., a Delaware corporation (f/k/a Lexicon Genetics Incorporated).
          “Lexicon Accounting Advisor” means Ernst & Young LLP.
          “Lexicon Common Stock” means the common stock, par value $0.001 per share, of Lexicon.
          “Lexicon Common Stock Valuation” has the meaning set forth in Section 2(e) of the Purchase Option Agreement.
          “Lexicon Funding Notice” has the meaning set forth in Section 2(b) of the Research Cost Sharing, Payment and Extension Agreement.
          “Lexicon Obligations” has the meaning set forth in Section 6.1(a) of the Amended and Restated Research and Development Agreement.
          “Lexicon Payment Amount” has the meaning set forth in Paragraph 14 of the Development Committee Charter.
          “Lexicon Personnel” has the meaning set forth in Section 8.4 of the Amended and Restated Research and Development Agreement.
          “Lexicon Public Filings” means all publicly available filings made by Lexicon with the SEC.
          “Lexicon Subcontractor” means a third party that has entered into a Subcontracting Agreement with Lexicon.
          “LG103” means [**].
          “LG103 Product” means pharmaceutical compositions that Target LG103, including pharmaceutical compositions comprising LX1031, LX1032 and/or backups.
          “LG103 Program” means the development, manufacture and/or use of any LG103 Product.
          “LG617” means [**].

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “LG617 Product” means pharmaceutical compositions that Target LG617, including pharmaceutical compositions comprising LX6171 and/or backups.
          “LG617 Program” means the development, manufacture and/or use of any LG617 Product.
          “License” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.
          “Licensed Intellectual Property” means the Licensed Patent Rights and the Licensed Know-How.
          “Licensed Know-How” means any and all Know-How that is [**].
          “Licensed Patent Rights” means:
          (a) [**];
          (b) [**]; and
          (c) [**].
          “Licensed Patent Rights” include [**].
          “Licensor” means Lexicon.
          “Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Liquidating Event” has the meaning set forth in Section 8.01 of the Holdings LLC Agreement.
          “LLC Agreements” means the Initial Holdings LLC Agreement, the Holdings LLC Agreement, the Initial Investors LLC Agreement and the Investors LLC Agreement.
          “Loss” has the meaning set forth in each Operative Document in which it appears.
          “LX1031” means [**].
          “LX1032” means [**].
          “LX6171” means [**].
          “Management Fee” has the meaning set forth in Section 6(a) of the RRD Services Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Management Services” has the meaning set forth in Section 1(a) of the RRD Services Agreement.
          “Manager” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, RRD in its capacity as the provider of Management Services on behalf of Symphony Icon pursuant to the RRD Services Agreement.
          “Manager Event” has the meaning set forth in Section 3.01(g) of the Holdings LLC Agreement.
          “Manufacturing Subcontracting Agreement” means a Subcontracting Agreement that is directly related to the manufacture of Product (including procurement of components and development of improved manufacturing methods).
          “Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of such Person or, (ii) its ability to comply with and satisfy its respective agreements and obligations under the Operative Documents or, (iii) the enforceability of the obligations of such Person under any of the Operative Documents to which it is a party.
          “Medical Discontinuation Event” means [**].
          “Membership Interest” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, the meaning set forth in the Holdings LLC Agreement.
          “NASDAQ” means the Nasdaq Stock Market, Inc.
          “NDA” means a New Drug Application, as defined in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.
          “Non-Lexicon Capital Transaction” means any (i) sale or other disposition of all or part of the Symphony Icon Shares or all or substantially all of the operating assets of Symphony Icon, to a Person other than Lexicon or an Affiliate of Lexicon or (ii) distribution in kind of the Symphony Icon Shares following the unexercised expiration or termination of the Purchase Option.
          “Novated and Restated Technology License Agreement” means the Novated and Restated Technology License Agreement, dated as of the Closing Date, among Lexicon, Symphony Icon and Holdings.
          “Operative Documents” means, collectively, the Indemnification Agreement, the Holdings LLC Agreement, the Purchase Option Agreement, the Share Purchase Agreement, the Registration Rights Agreement, the Subscription Agreement,

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
the Technology License Agreement, the Novated and Restated Technology License Agreement, the RRD Services Agreement, the Research and Development Agreement, the Research Cost Sharing, Payment and Extension Agreement, the Amended and Restated Research and Development Agreement, the Confidentiality Agreement, and each other certificate and agreement executed in connection with any of the foregoing documents.
          “Organizational Documents” means any certificates or articles of incorporation or formation, partnership agreements, trust instruments, bylaws or other governing documents.
          “Partial Stock Payment” has the meaning set forth in Section 3(a)(iii) of the Purchase Option Agreement.
          “Party(ies)” means, for each Operative Document or other agreement in which it appears, the parties to such Operative Document or other agreement, as set forth therein. With respect to any agreement in which a provision is included therein by reference to a provision in another agreement, the term “Party” shall be read to refer to the parties to the document at hand, not the agreement that is referenced.
          “Payment Terms” has the meaning set forth in Section 8.2 of the Amended and Restated Research and Development Agreement.
          “Percentage” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Permitted Investments” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Permitted Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.
          “Personnel” of a Party means such Party, its employees, subcontractors, consultants, representatives and agents.
          “Prime Rate” means the quoted “Prime Rate” at JPMorgan Chase Bank or, if such bank ceases to exist or is not quoting a base rate, prime rate reference rate or similar rate for United States dollar loans, such other major money center commercial bank in New York City selected by the Manager.
          “Product” means a LG617 Product and/or a LG103 Product.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Profit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “Programs” means the LG617 Program and/or the LG103 Program.
          “Program Specific Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.
          “Program-Specific Claim” means any claim in a patent or patent application in the Licensed Patent Rights that is directed exclusively to (i) the composition of matter, formulations or use of any Product or (ii) methods of treating humans by inhibiting, agonizing, or otherwise modulating (i.e., acting through) LG103 or LG617.
          “Program-Specific Patents” means any and all Licensed Patent Rights that contain at least one Program-Specific Claim.
          “Protocol” means a written protocol that meets the substantive requirements of Section 6 of the ICH Guideline for Good Clinical Practice as adopted by the FDA, effective May 9, 1997, and is included within the Development Plan or later modified or added to the Development Plan pursuant to the Amended and Restated Research and Development Agreement.
          “Public Companies” has the meaning set forth in Section 5(e) of the Purchase Option Agreement.
          “Purchase Option” has the meaning set forth in Section 1(a) of the Purchase Option Agreement.
          “Purchase Option Agreement” means the Purchase Option Agreement dated as of the Closing Date, among Lexicon, Holdings and Symphony Icon.
          “Purchase Option Closing” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.
          “Purchase Option Closing Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.
          “Purchase Option Commencement Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “Purchase Option Exercise Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.
          “Purchase Option Exercise Notice” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Purchase Option Period” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.
          “Purchase Price” has the meaning set forth in Section 2(b) of the Purchase Option Agreement.
          “QA Audits” has the meaning set forth in Section 6.6 of the Amended and Restated Research and Development Agreement.
          “Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date, between Lexicon and Holdings.
          “Registration Statement” has the meaning set forth in Section 1(b) of the Registration Rights Agreement.
          “Regulatory Allocation” has the meaning set forth in Section 3.06 of the Holdings LLC Agreement.
          “Regulatory Authority” means the United States Food and Drug Administration, or any successor agency in the United States, or any health regulatory authority(ies) in any other country that is a counterpart to the FDA and has responsibility for granting registrations or other regulatory approval for the marketing, manufacture, storage, sale or use of drugs in such other country.
          “Regulatory Files” means any IND, NDA or any other filings filed with any Regulatory Authority with respect to the Programs.
          “Representative” of any Person means such Person’s shareholders, principals, directors, officers, employees, members, managers and/or partners.
          “Research Cost Sharing, Payment and Extension Agreement” means the Research Cost Sharing, Payment and Extension Agreement dated as of the Closing Date, among Lexicon, Holdings and Symphony Icon.
          “Research and Development Agreement” means the Research and Development Agreement dated as of the Closing Date, between Lexicon and Holdings.
          “RRD” means RRD International, LLC, a Delaware limited liability company.
          “RRD Indemnified Party” has the meaning set forth in Section 10(a) of the RRD Services Agreement.
          “RRD Loss” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “RRD Personnel” has the meaning set forth in Section 1(a)(ii) of the RRD Services Agreement.
          “RRD Services Agreement” means the RRD Services Agreement between Symphony Icon and RRD, dated as of the Closing Date.
          “Schedule K-1” has the meaning set forth in Section 9.02(a) of the Holdings LLC Agreement.
          “Scheduled Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.
          “Scientific Discontinuation Event” has the meaning set forth in Section 4.2(c) of the Amended and Restated Research and Development Agreement.
          “SCP” means Symphony Capital Partners, L.P., a Delaware limited partnership.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Selling Stockholder Questionnaire” has the meaning set forth in Section 4(a) of the Registration Rights Agreement.
          “Share Closing” has the meaning set forth in Section 2.04 of the Share Purchase Agreement.
          “Share Date” has the meaning set forth in Section 2.02 of the Share Purchase Agreement.
          “Share Purchase Agreement” means the Share Purchase Agreement, dated as of the Closing Date, between Lexicon and Holdings.
          “Shares” has the meaning set forth in Section 2.01 of the Share Purchase Agreement.
          “Solvent” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.
          “SSP” means Symphony Strategic Partners, LLC, a Delaware limited liability company.
          “Stock Payment Date” has the meaning set forth in Section 2 of the Subscription Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Stock Purchase Price” has the meaning set forth in Section 2 of the Subscription Agreement.
          “Subcontracting Agreement” means (a) any written agreement between Lexicon and a third party pursuant to which the third party performs any Lexicon Obligations or (b) any work order, change order, purchase order or the like entered into pursuant to Section 6.2(b) of the Amended and Restated Research and Development Agreement.
          “Sublicense Obligations” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.
          “Sublicensed Intellectual Property” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.
          “Subscription Agreement” means the Subscription Agreement between Symphony Icon and Holdings, dated as the Closing Date.
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
          “Surviving Entity” means the surviving legal entity which is surviving entity to Lexicon after giving effect to a Change of Control.
          “Symphony Capital” means Symphony Capital LLC, a Delaware limited liability company.
          “Symphony Fund(s)” means Symphony Capital Partners, L.P., a Delaware limited partnership, and Symphony Strategic Partners, LLC, a Delaware limited liability company.
          “Symphony Icon” means Symphony Icon, Inc., a Delaware corporation.
          “Symphony Icon Auditors” has the meaning set forth in Section 5(b) of the RRD Services Agreement.
          “Symphony Icon Board” means the board of directors of Symphony Icon.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Symphony Icon By-laws” means the By-laws of Symphony Icon, as adopted by resolution of the Symphony Icon Board on the Closing Date.
          “Symphony Icon Charter” means the Amended and Restated Certificate of Incorporation of Symphony Icon, dated as of the Closing Date.
          “Symphony Icon Director Event” has the meaning set forth in Section 3.01(h)(i) of the Holdings LLC Agreement.
          “Symphony Icon Enhancements” means [**].
          “Symphony Icon Equity Securities” means the Common Stock and any other stock or shares issued by Symphony Icon.
          “Symphony Icon Loss” has the meaning set forth in Section 10(b) of the RRD Services Agreement.
          “Symphony Icon Shareholder” means any Person who owns any Symphony Icon Shares.
          “Symphony Icon Shares” has the meaning set forth in Section 2.02 of the Holdings LLC Agreement.
          “Tangible Materials” means [**].
          “Target” when used as a noun, means a human gene and the products encoded by such gene, including, without limitation, (a) any partial or full-length DNA sequence from such gene (including any mutant or polymorphic forms thereof), (b) any RNA sequence (including any post-transcriptionally modified variants thereof) encoded by any such gene, and/or (c) any peptide, polypeptide or protein (including any post-translationally modified variants thereof) encoded by any such gene; and when used as a verb, means to inhibit, agonize, or otherwise modulate (i.e., act through) any of the foregoing, as applicable.
          “Tax Amount” has the meaning set forth in Section 4.02 of the Holdings LLC Agreement.
          “Technology License Agreement” means the Technology License Agreement, dated as of the Closing Date, between Lexicon and Holdings.
          “Term” has the meaning set forth in Section 4(b)(iv) of the Purchase Option Agreement, unless otherwise stated in the applicable Operative Document.
          “Territory” means the world.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
          “Third Party IP” has the meaning set forth in Section 2.9 of the Novated and Restated Technology License Agreement.
          “Third Party Licensor” means a third party from which Lexicon has received a license or sublicense to Licensed Intellectual Property.
          “Transfer” has for each Operative Document in which it appears the meaning set forth in such Operative Document.
          “Transferee” has, for each Operative Document in which it appears, the meaning set forth in such Operative Document.
          “Treasury Regulations” means the rules, regulations and orders, and interpretations thereof, adopted by the IRS under the Code, as in effect from time to time.
          “Voluntary Bankruptcy” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
ANNEX B
SYMPHONY ICON, INC.
DEVELOPMENT COMMITTEE CHARTER
     Purpose
     The Development Committee (the “Development Committee”) is established by Symphony Icon, Inc. (“Symphony Icon”) to oversee a clinical development plan (the “Development Plan”) and a development budget (the “Development Budget”) for the Programs (each as defined in that certain Novated and Restated Technology License Agreement (“TLA”), dated as of June 15, 2007, among Symphony Icon, Lexicon Pharmaceuticals, Inc. (“Lexicon”) and Symphony Icon Holdings LLC (“Holdings”, and together with Lexicon, the “Parties” and each a “Party”), and to develop and commercialize the LG617 Program and the LG103 Program (each as defined in the TLA). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in Annex A to the Amended and Restated Research and Development Agreement, dated as of June 15, 2007, among Symphony Icon, Holdings and Lexicon.
     Composition
     1. The Development Committee shall initially have six (6) members, and shall at all times have an even number of members and consist of an equal number of members designated by each Party (the “Development Committee Members”). Each Party may bring additional employees or representatives to each meeting as non-voting observers, but only if such employees or representatives are bound by confidentiality obligations at least as stringent as those described in the Confidentiality Agreement. The size and composition of the Development Committee provided herein may not be changed without the consent of both Holdings and Lexicon.
     2. One-half (1/2) of the Development Committee Members shall be designated by Lexicon and one-half (1/2) shall be designated by Holdings.
     3. Each Development Committee Member shall have the requisite background, experience and training to carry out the duties and obligations of the Development Committee. Development Committee Members need not be directors of Symphony Icon, Holdings or Lexicon.
     4. The chair of the Development Committee shall be, initially, Philip M. Brown, M.D., J.D., the Vice President of Clinical Development of Lexicon, and any succeeding chair shall be such person as may be appointed to the position of Vice President of Clinical Development of Lexicon (or an equivalent successor position) (the “Chair”). If Lexicon wishes to appoint a Chair other than the then-current Vice President of Clinical Development of Lexicon (or the holder of an equivalent successor position),

Annex B-1

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
then such appointment shall require the consent of the Symphony Icon Board; provided, that (x) [**], or (y) [**].
     5. By written notice to Lexicon, Holdings may remove or replace one or more Development Committee Members designated by Holdings. By written notice to Holdings, Lexicon may remove or replace one or more Development Committee Members designated by Lexicon.
     Operations
     6. The Development Committee shall meet once per month during the Term, unless and until the Development Committee determines that such meetings should occur once per quarter (in either case, each a “Scheduled Meeting”). Scheduled Meetings may be held in person or by teleconference when appropriate; provided that each Scheduled Meeting during the first six months of the term shall be held in person unless otherwise unanimously agreed by the members of the Development Committee. In-person Scheduled Meetings shall be held at Lexicon’s headquarters (presently its facilities in The Woodlands, Texas) unless otherwise unanimously agreed by the members of the Development Committee. Each of Symphony Icon and Lexicon shall be solely responsible for the costs associated with its employees and/or representatives attending and participating in such Scheduled Meetings. In addition, any Development Committee Member may call for an ad hoc meeting of the Development Committee to be held by teleconference at any time during regular business hours, by giving the other members of the Development Committee advance written notice of at least [**] (each, an “Ad Hoc Meeting”). An Ad Hoc Meeting may be called to address any time-sensitive matter, including additional expenditure requests pursuant to Section 8.3 of the Amended and Restated Research and Development Agreement or Section 2 of the RRD Services Agreement.
     7. The Chair shall, in consultation with other Development Committee Members and the management of Symphony Icon, develop and set the Development Committee’s agenda for each Scheduled Meeting. The Chair shall include on such agenda each item requested by a Development Committee member at least [**] before the applicable Scheduled Meeting. The agenda and information concerning the business to be conducted at each Scheduled Meeting shall be communicated in writing to the Development Committee Members at least [**] in advance of such Scheduled Meeting to permit meaningful review. Such an agenda shall not be required for an Ad Hoc Meeting.
     8. Each Party’s Development Committee Members shall collectively have three (3) votes, regardless of the number of its Development Committee Members participating in any Scheduled Meeting or Ad Hoc Meeting. No votes shall be taken unless there is at least one (1) Development Committee Member representing each of Lexicon and Holdings participating in such Scheduled Meeting or Ad Hoc Meeting, as the case may be. Each Party may allocate its three (3) votes among its attending Development Committee Members in any manner, at such Party’s discretion. If only one

Annex B-2

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
(1) Development Committee Member is attending on behalf of a given Party, such Development Committee Member may cast all the votes allocated to such Party. Unless otherwise specified herein, all actions taken by the Development Committee as a committee shall be by majority vote. If the Development Committee Members reach a deadlock on any vote, then such deadlock shall be resolved in accordance with Paragraph 11 of this Development Committee Charter.
     9. Notwithstanding anything herein to the contrary, during the Term, this Development Committee Charter may be amended only with the unanimous approval of the Development Committee Members and the consent of the Symphony Icon Board, Holdings and Lexicon.
     10. The Chair, or such person as the Chair may designate, shall prepare, and distribute to all Development Committee Members, draft committee minutes within a reasonable period of time following each Scheduled Meeting or Ad Hoc Meeting, but in any case, in sufficient time to be included as part of the agenda for the next Scheduled Meeting. As part of the agenda of the first Scheduled Meeting, the Development Committee Members shall agree upon a standard procedure for review and approval of such draft committee minutes by the Development Committee Members.
     11. If the Development Committee is unable to decide by a majority vote on any issue within the scope of its authority and duties, then the Development Committee shall promptly raise such issue to the chief executive officer (or equivalent officer) of Lexicon and the chairman of the Symphony Icon Board. The chief executive officer and chairman shall have [**] to mutually agree on how to resolve such issue. If such parties are unable to resolve such issue within the [**] period, then [**].
     Authority and Duties
     12. The Development Committee shall, using the Initial Development Plan and the Initial Development Budget as a basis, continue to develop and refine the Development Plan and Development Budget, and shall, at the request of the Symphony Icon Board, submit each to the Symphony Icon Board at the first meeting of the Symphony Icon Board, as provided in Section 4.1 of the Amended and Restated Research and Development Agreement. Following the Symphony Icon Board’s review, the Development Committee shall work diligently to incorporate the comments generated by such review in order to update the Development Plan and Development Budget as soon as practicable and shall then submit the updated Development Plan and Development Budget to the Symphony Icon Board for review. The Development Committee shall thereafter continue to develop and refine the Development Plan and the Development Budget as needed, and shall conduct a comprehensive review of each on a semi-annual basis. In addition, the Development Committee shall decide on any other matters relating to the Development Plan and the Development Budget that may arise, including (i) responding to requests from RRD or Lexicon for amendments to the Development Plan and/or the Development Budget, and (ii) addressing all other matters that are identified in the Operative Documents or the Symphony Icon Charter as requiring the

Annex B-3

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
approval of the Development Committee (including, but not limited to, the approval of any new, or the amendment or termination of any existing, Development Subcontracting Agreement). Unless otherwise approved pursuant to Paragraph 11 hereof, or discontinued or modified pursuant to Sections 4.2(c) or 5.1 of the Amended and Restated Research and Development Agreement, no material change to the Development Plan or Development Budget will be adopted by Symphony Icon unless and until the Development Committee approves such change.
     13. The Development Committee shall report at least quarterly to the Symphony Icon Board regarding progress relative to the Development Plan and the Development Budget, and any changes in the Development Plan and/or Development Budget, and shall respond promptly to any reasonable requests for additional information made by the Symphony Icon Board. The Development Committee shall also submit its material decisions regarding the Development Plan and Development Budget to the Symphony Icon Board, including regulatory strategies and discontinuation or modification of the Programs.
     14. The Development Committee shall continuously evaluate the funding requirements of the Programs, and may, in the event of a shortfall in the funds allocated to one or more Programs, and subject to the approval of the Symphony Icon Board, reallocate funds within the Development Budget to compensate for such shortfall. In the event that such reallocation is insufficient to compensate fully for such shortfall and such shortfall has or will create a Balance Sheet Deficiency within [**], then the Development Committee may, pursuant to Section 2 of the Research Cost Sharing, Payment and Extension Agreement, recommend that the Symphony Icon Board submit to Lexicon a Lexicon Funding Notice requiring Lexicon to either contribute funds to Symphony Icon in an amount to be determined by the Development Committee (the “Lexicon Payment Amount”), or, if the Purchase Option Period has not expired, exercise the Purchase Option, in each case within [**] of receipt of the Lexicon Funding Notice; provided, however, that (A) any decision by the Development Committee to submit a Lexicon Funding Notice shall be made in accordance with this Development Committee Charter, the Research Cost Sharing, Payment and Extension Agreement, the Development Budget and Development Plan (for purposes of which, in the case of a Lexicon Payment Amount determined after the expiration of the Purchase Option, shall be the Development Plan in effect immediately prior to such expiration), (B) in no event shall the aggregate total of all Lexicon Payment Amounts exceed $15,000,000 less the aggregate amount of all dividends and distributions, if any, under Section 8.1 of the Amended and Restated Research and Development Agreement, and (C) the Development Committee’s right to recommend that the Symphony Icon Board submit a Lexicon Funding Notice shall be subject to termination pursuant to Section 2(d) of the Research Cost Sharing, Payment and Extension Agreement. For the avoidance of doubt, and subject to the foregoing conditions and restrictions, the Development Committee’s right to recommend that the Symphony Icon Board submit a Lexicon Funding Notice shall survive the expiration of the Purchase Option Period and the termination of the Purchase Option Agreement pursuant to its terms.

Annex B-4

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
     15. The foregoing list of duties is not exhaustive, and the Development Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties and the furtherance of the development of Programs, including as may be required under any Operative Document. In no event shall the Development Committee have the power to amend any of the Operative Documents. The Development Committee shall have the power to delegate its authority and duties to sub-committees as it deems appropriate; provided, however, that each such sub-committee shall have at least one (1) Development Committee Member who is designated by Holdings and at least one (1) Development Committee Member who is designated by Lexicon.

Annex B-5

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
ANNEX C
INITIAL DEVELOPMENT PLAN AND INITIAL DEVELOPMENT BUDGET
[**]

Annex C-1

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
ANNEX E
PAYMENT TERMS
1.	With respect to the development activities and services provided by Lexicon pursuant to this Agreement, and in accordance with the terms of this Agreement, the Development Plan and the Development Budget, Lexicon will invoice Symphony Icon, and Symphony Icon will pay Lexicon, in accordance with this Annex E.

2.	[**].

3.	[**].

4.	All fees, personnel costs, expenses and pass-through costs will be payable in US Dollars. If Symphony Icon disputes in good faith any portion of an invoice, then Symphony Icon shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.

5.	Lexicon will transmit invoices to Symphony Icon at the following address:
Symphony Icon, Inc.
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Accounts Payable
6.	All payments to Lexicon shall be sent to Lexicon, as follows:

If mailed:	Lexicon Pharmaceuticals, Inc.
P.O. Box 132167
The Woodlands, TX 77393-2167
Attn: Accounts Receivable

If wired:	Name of bank:	[**]
	Routing number:	[**]
	Lexicon account number:	[**]
	Bank address:	[**]
[**]

Annex E-1

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
SCHEDULE 6.2
SUBCONTRACTING AGREEMENTS
     Each of the following references to Subcontracting Agreements include all exhibits, protocols, study plans, client authorization letters, statements of work, task orders, change orders and other similar subordinate or ancillary documents executed on or prior to the Closing Date in connection with such Subcontracting Agreements.
     [**]

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
SCHEDULE 6.4
LEXICON KEY PERSONNEL
     [**]

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
SCHEDULE 12.1(f)
MATERIAL DISCLOSED CONTRACTS
     Each of the following references include all exhibits, protocols, study plans, client authorization letters, statements of work, task orders, change orders and other similar subordinate or ancillary documents executed on or prior to the Closing Date in connection with each such agreement. Lexicon may not assign its rights or obligations under any agreement listed below to Symphony Icon without the prior written consent of the applicable third party.
     [**]